Exhibit 10.4
January 12, 2009
PERSONAL AND CONFIDENTIAL
VIA HAND DELIVERY
Mr. Martin J. Samuels
c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, California 92649

Re:	Separation and Transition Agreement
Dear Marty:
This letter (“Agreement”) will confirm the agreement and understanding we have reached regarding your transition and departure from, and consulting relationship with, Quiksilver, Inc. (“Quiksilver” or the “Company”). In that regard, we have agreed as follows:
1. End of Employment Relationship/Severance Pay Period.
A.	Your employment with the Company will end for all purposes on January 12, 2009 (the “Separation Date”). Effective as of the Separation Date, your employment with the Company is hereby terminated as a result of corporate restructuring. You are also resigning as a director and officer from any of the Company’s subsidiaries where you serve in any such capacity. Your termination constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1).

B.	The Company will pay you severance pay in the total amount of $1,200,000, less required tax deductions and withholdings (“Severance Pay”), with checks being sent to your home address and payable as follows:
(i)	A lump sum payment of $408,000, less required tax deductions and withholdings, payable on July 15, 2009; and

(ii)	Beginning August 1, 2009, and continuing through July 31, 2010 (the “Severance Pay Period”), the Company shall compensate you on its regular payroll dates in the monthly amount of $66,000, less legally required withholdings and deductions (for a total amount of $792,000).

C.	Except for the strategic advisory services provided by you as a consultant after the Separation Date pursuant to Paragraph 3, which the Company is separately paying for, you will not be required to perform any duties during the Severance Pay Period. Through the end of the Severance Pay Period and afterwards, you are expected to conduct yourself in a positive and professional manner as it pertains to Quiksilver.

D.	Your health, life, long term disability and other insurance coverages will cease after the Separation Date. You may timely elect and pay for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Other insurance coverages may be subject to continuation or conversion at your own expense, subject to the provisions of the particular plan.

E.	Nothing in this Agreement shall constitute a waiver of any benefits which are already vested as of the Separation Date, under any Company 401(k) or employee welfare benefit plan, and you shall remain fully entitled to all such benefits, if any, in accordance with the terms of the applicable plan.

F.	Except for any continuing and surviving obligations of yours thereunder (e.g., protection of Quiksilver’s trade secrets and proprietary and confidential information), any and all employment agreements you may have with Quiksilver (including, without limitation, that certain agreement dated May 25, 2005, and amended December 21, 2006) are deemed fully terminated and of no further force or effect. You have no right to any additional compensation, equity or benefits under any such employment agreement.

G.	After the Separation Date, you are not eligible for, and will not receive, any other compensation or benefit except as specifically provided herein (including, but not limited to, any additional bonuses, incentives, stock option grants, restricted stock grants, payments with respect to any outstanding awards under the Company’s Long Term Incentive Plan or the Annual Incentive Plan, expense reimbursement or employee benefits).

H.	Employment references should be directed to me, and I will verify your dates of employment and position(s) held. If you wish me to confirm your compensation (salary, bonuses, etc.), please check the box and initial at the end of this sentence, and that will constitute your authorization for me to do so. ☐ _______ Yes, I so authorize.
M.J.S.
2. Stock Options and Restricted Stock.
A.	Attached hereto as Attachment “A” is a schedule of your vested and unvested stock options and restricted stock as of the date of this Agreement. It is anticipated that following the Separation Date, you will continue to provide Services (as defined in your stock option agreements) to the Company for some limited period of time as provided in Paragraph 3 below. The date upon which you cease to provide Services to the Company pursuant to Paragraph 3 below is referred to as the “Services Cessation Date.” All of your unvested stock options which have not previously expired will accelerate and vest on the Services Cessation Date. Any unexercised stock options on the Services Cessation Date which have not previously expired will remain exercisable for a period of (i) ninety (90) days with respect to stock options granted to you prior to May 25, 2005 and (ii) twelve (12) months with respect to stock options granted to you on or after May 25, 2005, (commencing with the Services Cessation Date) after which they will expire and cease to be exercisable; provided, however, that in no event may such stock options be exercised after their expiration date, and they may terminate and cease to be exercisable earlier in the event of a corporate transaction as provided in your individual stock option agreements. All other terms of your stock options shall continue to be governed by the applicable plan pursuant to which they were issued and the applicable stock option agreements.

B.	On January 9, 2009, all shares of restricted stock of the Company held by you shall expire and be surrendered to the Company.

C.	Please note that all “blackout” periods under the Company’s Policy Prohibiting Insider Trading (a copy of which you have reviewed incident to the execution of this Agreement) will continue to apply to you through the Services Cessation Date, and you will continue to be subject to federal and state securities laws which prohibit the purchase or sale of shares while in possession of material, non-public information.
3. Strategic Advisory Services.
You agree that for a 12-month period following the Separation Date, you shall make yourself available on an as-requested basis to Bob McKnight, Charlie Exon and/or Joe Scirocco to provide strategic advisory and transition services. You shall not be required to consult in excess of 30 hours per month. The Company will also provide you with the opportunity to access career transition services (e.g., an office, answering service, etc.) through December 31, 2009, through a management services company such as Lee Hecht Harrison or Right Management at a total cost to the Company not to exceed $15,000. Said amount will be paid by Quiksilver directly to the vendor of such services on or before December 31, 2009. It is anticipated that you will provide most of such strategic advisory and transition services telephonically or electronically. Your primary contacts with respect to such services shall be Bob McKnight, Charlie Exon and Joe Scirocco. For such services, you shall receive a fee of $20,000 per month, payable within 30 days following the end of each month during the term of such strategic advisory and transition services. Also, during the period you are providing strategic advisory and transition services pursuant to this Paragraph 3, you shall be entitled to a clothing allowance of $500 per month at the Company’s wholesale prices. You acknowledge and agree that your services pursuant to this Paragraph 3 shall be provided as an independent contractor, and such services shall not be construed to create the relationship of employer and employee or principal and agent between you and the Company. During the period you are providing strategic advisory and transition services pursuant to this Paragraph 3, you shall not be entitled to participate in any of the medical, dental, life or long term disability insurance coverages provided by the Company for the benefit of its employees. You agree that the level of services you will provide under this Paragraph 3 will not exceed 20% of the level of services you provided to the Company during the 36-month period immediately preceding the Separation Date; and, therefore, your services under this Paragraph 3 will not delay the date of your “separation from service” beyond the Separation Date for purposes of Treasury Regulations Section 1.409A-1(h). You will maintain and pay all federal, state and local disability, worker’s compensation, payroll taxes, self-employment insurance, and income and other taxes, and the Company will not withhold or pay any such taxes or insurance on your behalf with respect to compensation for such services.
4. Full Understanding and Voluntary Acceptance.
There are both legal and tax implications to you in executing this Agreement, and you agree to be solely liable and responsible for, and indemnify and hold the Company harmless from, any tax liability you personally may incur as a result of this Agreement. Quiksilver advises you to consult an attorney and/or a tax professional prior to executing this Agreement. In entering into this Agreement, you agree that you have had the opportunity to seek the advice of an independent attorney and/or tax professional of your own choice and that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance and, in doing so, are not relying upon any statements, advice or representations made by the Company, its employees or its counsel.
5. Return of Property/Non-Solicitation.
A.	Except as otherwise provided below, all Company Property must be returned within a reasonable period of time after the Separation Date. By signing this Agreement, you confirm that you will return all keys, magnetic access cards and all other means of access to the property or offices of the Company, and all other Company property, equipment and documents in your possession or under your control, including, but not limited to, credit cards, cell phones, PDA’s, BlackBerries, fax machines, pagers, files, personnel forms, accounting information and spreadsheets, budgets, compensation data, business plans, documents and any other property of the Company (“Company Property”) and that you will not copy, download or retain any such materials.
Notwithstanding the foregoing, you may retain your (i) laptop computer, provided that you deliver it to the Company within a reasonable period of time after the Company’s request to have the memory erased and software removed by the Company, and (ii) cellular telephone and BlackBerry equipment, provided you will be solely responsible for all service charges, billing and operating expenses after January 12, 2009. (Personal information on your laptop computer, such as photographs, will be copied to a disk.) You also agree (i) to preserve in confidence and not disclose any confidential, proprietary, or trade secret information relating to Quiksilver (or its affiliates), or their products, personnel, or financial data, and (ii) not to download, copy or transfer any documents or software from the Company’s computers.

B.	You agree that, for a period of one (1) year after the Separation Date, you shall not, without the prior written consent of the Company, directly or indirectly through the actions of any other individual or entity, whether for your own benefit or for that of another individual or entity, (i) solicit, divert or induce, or attempt to solicit, divert or induce, any individual who is an employee of the Company or any of the Released Parties (as defined below) to terminate his or her employment; or (ii) solicit, divert or induce, or attempt to solicit, divert or induce, any individual or entity who is a supplier, distributor, customer or client of the Company or any of the Released Parties not to continue as a supplier, distributor, customer or client of the Company.
6. Release of Claims.
A.	In exchange for the consideration provided herein, you agree to, and by signing this Agreement do, forever waive and release Quiksilver and each of its affiliated or related entities, divisions, subsidiaries, foundations, licensees, shareholders, officers, directors, employees, agents, successors and assigns (collectively, “Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have against any of the Released Parties, including, without limitation, any claim arising out of (i) any aspect of your employment or the termination of your employment with the Company; (ii) any restrictions on the right of Quiksilver to terminate your employment or any employment agreement with you; (iii) any agreement, understanding or inducement, oral or written, express or implied, between you and any of the Released Parties, including any employment agreement (including, without limitation, that certain agreement dated May 25, 2005, and amended December 21, 2006); (iv) any stock options or restricted stock (other than as provided in Paragraph 2 of this Agreement); (v) any outstanding awards pursuant to the Company’s Long Term Incentive Plan or Annual Incentive Plan; and/or (vi) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act; provided, however, that this release does not (a) affect rights or claims that may arise after the date it is executed, (b) waive rights or claims arising out of this Agreement, or (c) waive any rights you may have to indemnity under the Company’s By-Laws, any individual indemnification agreement between you and the Company, California Labor Code § 2802 or as otherwise required by law. In addition, except for acts or omissions that are grossly negligent or amount to willful misconduct, the Company hereby agrees to forever waive and release you from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which it ever had, now has, or may claim to have against you. As of the date of its execution of this Agreement, the Company represents that it is not aware of any such gross negligence or willful misconduct.

B.	Further, each party waives and relinquishes all rights and benefits they may have under Section 1542 of the California Civil Code. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
7. Non-Admission.
Nothing contained in this Agreement shall be considered an admission of any liability whatsoever. If you elect not to sign this Agreement, this Agreement is inadmissible in evidence to prove any liability or damage.
8. Severability.
Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.
9. Entire Agreement and Arbitration.
This Agreement constitutes the entire agreement between you and Quiksilver pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof. After the execution of this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of the Released Parties) relating to or arising out of this Agreement or your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the applicable rules of the American Arbitration Association.
10. Section 409A.
Notwithstanding the foregoing provisions of this Agreement, to the extent the Company reasonably determines that any payment or benefit under this Agreement is subject to Section 409A of the Internal Revenue Code (the “Code”), such payment or benefit shall be made at such times and in such forms as the Company reasonably determines are required to comply with Code Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Code Section 409A, any payments that would otherwise be made during the six-month period following separation of service will be paid in a lump sum after the end of the six-month period) and the Treasury Regulations; provided, however, that in no event will the Company be required to provide you with any additional payment or benefit in the event that any of your payments or benefits trigger additional income tax under Code Section 409A or in the event that the Company changes the time or form of your payments or benefits in accordance with this Paragraph. Each payment and benefit payable under this Agreement is intended to constitute a “separate payment” within the meaning of Treasury Regulations Section 1.409A-2(b)(2). The provisions of this Agreement are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
11. Signature and Revocation Periods.
So that you can review this Agreement as you deem appropriate, the Company advises you as follows: (i) this Agreement does not waive any rights or claims that may arise after it is executed by you; (ii) you will have twenty-one (21) days to consider this Agreement, although you may sign it sooner than that if you so desire; (iii) you should consult with an attorney if you desire before executing this Agreement; and (iv) you also retain the right to revoke this Agreement at any time during the seven (7)-day period following execution of the Agreement. This Agreement shall not become effective or enforceable until such seven (7)-day period has expired.
By signing below, you voluntarily accept the terms contained in this Agreement.
Sincerely,
QUIKSILVER, INC.

By:
Carol E. Scherman Senior Vice President, Human Resources
I HAVE READ, UNDERSTAND AND VOLUNTARILY
AGREE TO THE ABOVE.

Martin J. Samuels	Date